Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 30, 2021, with respect to the statement of assets acquired and liabilities assumed of the Food Manufacturing Business of SSRE Holdings, LLC contained in the Final Prospectus, filed on November 8, 2021, relating to the Registration Statement on Form S-1 (File No. 333-260204), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Newport Beach, California

November 9, 2021